Exhibit 99.1

NEWS BULLETIN	DDi Corp. 1220 Simon Circle Anaheim, CA 92806 NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Andrew Greenebaum/Laura Foster
Chief Executive Officer	Addo Communications
(310) 829-5400
J. Michael Dodson	andrewg@addocommunications.com
Chief Financial Officer	lauraf@addocommunications.com
(714) 688-7200

DDi Corp. Announces Second Quarter 2010 Results

ANAHEIM, Calif., July 29, 2010 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services, today reported financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights:

•	Net sales of $68.4 million increased 6% sequentially and 30% over pro-forma second quarter 2009 revenues, which include Coretec net sales
•	Gross margin expanded 77 basis points sequentially to 22.4%
•	Adjusted EBITDA grew to $9.8 million, a 16% sequential increase
•	Net income increased 58% sequentially to $6.0 million, or 29 cents per share
•	2010 bookings for new NextGen-SMV® technology surpassed $1 million
•	Declared first quarterly dividend of $0.06 per share

Mikel Williams, President and Chief Executive Officer of DDi Corp., stated, “We are extremely pleased to achieve another quarter of strong operating and financial performance. Through the ongoing execution of our business strategy, we have continued to build upon our financial position having delivered four consecutive quarters of increasing sales, expanding margins and controlled operating expenses. Our solid performance has been driven by robust customer demand for our products and services coupled with strong operational execution of our business plan. Highlighting our continued focus on developing leading electronic interconnect solutions, during the second quarter we continued to introduce cutting-edge capabilities that underpin DDi’s position in the market place. As an example, we passed the $1 million mark in customer orders in 2010 for our new and disruptive NextGen-SMV® technology, and we look forward to further extending this enabling technology to our customers going forward.”

Mr. Williams continued, “Importantly, with second quarter bookings of approximately $69.7 million and indications of continued solid demand in the marketplace, we are optimistic about our prospects for the second half of 2010. Based upon our performance to-date, we are increasing

DDi Corp. Second Quarter 2010 Earnings Results

our 2010 estimate for net sales growth, and now expect net sales growth of 20% to 25% over 2009 pro-forma net sales of $220 million.”

Second Quarter Results

Net sales for the second quarter of 2010 were $68.4 million, an 84% increase over the prior year quarter and a 5.7% increase sequentially. The sequential increase reflects continued strength in the end-market, particularly within the Company’s commercial segment, as well as continued progress in targeted vertical markets such as the military/aerospace sector.

Gross margin for the second quarter of 2010 increased 443 basis points year-over-year to 22.4% of net sales from 18.0% of net sales in the prior year period. Sequentially, gross margin increased 77 basis points from 21.6% of net sales. The sequential and year-over-year improvement in gross margin was primarily driven by improved operational efficiencies derived from the net sales increase and operating expense controls. This was partially offset by a decline in gross margin for the Company’s Toronto based facilities, resulting from the facilities’ ongoing integration and consolidation efforts.

Operating income in the second quarter of 2010 was $6.8 million, or 9.9% of net sales, compared to operating income of $0.8 million, or 2.2% of net sales, in the prior year period. Operating income in the first quarter of 2010 was $4.9 million, or 7.5% of net sales.

Adjusted EBITDA for the second quarter of 2010 was $9.8 million, or 14.3% of net sales, compared to $3.6 million, or 9.6% of net sales, in the prior year period. Adjusted EBITDA for the first quarter of 2010 was $8.4 million, or 13.0% of net sales. Reconciliations of this non-GAAP measure are provided after the GAAP condensed consolidated financial statements below and exclude non-recurring costs associated with the Coretec acquisition, including facility closure, severance and professional fees.

Net income in the second quarter of 2010 was $6.0 million, or $0.29 per share, compared to net income of $0.4 million, or $0.02 per share, in the prior year period. Net income in the first quarter of 2010 was $3.8 million, or $0.19 per share.

Second Quarter Balance Sheet and Liquidity

As of June 30, 2010, DDi had total cash and cash equivalents of $15.5 million and total debt of $12.1 million. Net working capital as of June 30, 2010 was $45.5 million, an increase of $5.0 million from March 31, 2010.

For the three and six months ended June 30, 2010, capital expenditures totaled $2.3 million and $3.6 million, respectively.

Second Quarter Developments

On May 13, 2010, the Company announced that its Board of Directors approved the initiation of a cash dividend to its shareholders. The quarterly dividend of $0.06 per share was paid on July 6, 2010, to shareholders of record on the close of business on June 21, 2010.

DDi Corp. Second Quarter 2010 Earnings Results

Mr. Williams commented, “During the second quarter of 2010 we declared our first quarterly dividend of $0.06 per share. We believe this action reflects our confidence in our financial position and our dedication to enhancing shareholder value. Looking ahead, we will continue to evaluate opportunities that are consistent with our goal of driving shareholder returns.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss second quarter 2010 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. Participants may access the call by dialing 888-846-5003 (domestic) or 480-629-9856 (international). In addition, the call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through August 12, 2010 by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the conference ID 4328712. An online replay of the webcast will be available at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; currency exchange rate fluctuations; integration of acquired operations; international operations; compliance with environmental regulations; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp. Second Quarter 2010 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended	Qtr. Ended	Qtr. Ended
	June 30, 2010	June 30, 2009	March 31, 2010
Net sales	$68,382	$37,177	$64,665
Cost of goods sold	53,067	30,498	50,679

Gross profit	15,315	6,679	13,986
	22.4%	18.0%	21.6%
Operating expenses:
Sales and marketing	4,294	2,829	4,507
General and administrative	4,080	2,835	4,423
Amortization of intangible assets	190	190	190

Operating income	6,751	825	4,866
Interest and other expense, net	442	266	658

Income before income taxes	6,309	559	4,208

Income tax expense	312	125	409

Net income	$5,997	$434	$3,799

Net income per share – basic	$0.30	$0.02	$0.19
Net income per share – diluted	$0.29	$0.02	$0.19

Weighted-average shares used in per share computations – basic	19,863	19,715	19,824
Weighted-average shares used in per share computations – diluted	20,544	19,803	19,971

DDi Corp. Second Quarter 2010 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	6 Months Ended	6 Months Ended
	June 30, 2010	June 30, 2009
Net sales	$133,047	$76,452
Cost of goods sold	103,746	62,513

Gross profit	29,301	13,939
	22.0%	18.2%
Operating expenses:
Sales and marketing	8,801	5,734
General and administrative	8,503	6,259
Amortization of intangible assets	380	380

Operating income	11,617	1,566
Interest and other expense, net	1,100	363

Income before income tax expense	10,517	1,203
Income tax expense	721	256

Net income	$9,796	$947

Net income per share – basic	$0.49	$0.05
Net income per share – diluted	$0.48	$0.05

Weighted-average shares used in per share computations – basic	19,844	19,715
Weighted-average shares used in per share computations – diluted	20,257	19,772

DDi Corp. Second Quarter 2010 Earnings Results

DDi Corp

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$15,547	$19,392
Accounts receivable, net	45,154	35,280
Inventories	20,619	19,342
Prepaid expenses and other	1,469	1,265

Total current assets	82,789	75,279
Property, plant and equipment, net	39,296	40,175
Intangible assets, net	994	1,374
Goodwill	3,388	2,986
Other assets	838	659

Total assets	$127,305	$120,473

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,108	$13,939
Accrued expenses and other current liabilities	15,447	20,943
Revolving credit facility	1,702	4,227

Total current liabilities	37,257	39,109
Other long-term liabilities	11,008	12,056

Total liabilities	48,265	51,165

Stockholders’ equity:
Common stock, additional paid-in-capital, and treasury stock	230,684	230,945
Accumulated other comprehensive income (loss)	607	410
Accumulated deficit	(152,251)	(162,047)

Total stockholders’ equity	79,040	69,308

Total liabilities and stockholders’ equity	$127,305	$120,473

DDi Corp. Second Quarter 2010 Earnings Results

DDi Corp.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Qtr. Ended	Qtr. Ended	Qtr. Ended
	June 30, 2010	June 30, 2009	March 31, 2010
Adjusted EBITDA:
GAAP net income	$5,997	$434	$3,799
Add back:
Interest and other expense, net	442	266	658
Income tax expense	312	125	409
Depreciation	2,163	2,027	2,200
Amortization of intangible assets	190	190	190
Non-cash compensation	341	517	348
Non-recurring Coretec acquisition costs	50	—	800
Toronto site integration	290	—	—

Adjusted EBITDA	$9,785	$3,559	$8,404

		6 Months Ended	6 Months Ended
		June 30, 2010	June 30, 2009
Adjusted EBITDA:
GAAP net income		$9,796	$947
Add back:
Interest and other expense, net		1,100	363
Income tax expense		721	256
Depreciation		4,363	4,093
Amortization of intangible assets		380	380
Non-cash compensation		689	1,137
Non-recurring Coretec acquisition costs		850	—
Toronto site integration		290	—

Adjusted EBITDA		$18,189	$7,176